Abercrombie & Fitch Enters New and Restructured Employment Agreement with Michael Jeffries

Company to Create New Leadership Positions as part of Succession Planning

New Albany, Ohio, December 9, 2013: Abercrombie & Fitch Co. (NYSE: ANF) today announced that it has entered into a new and restructured employment agreement with Michael Jeffries, which will take effect upon the expiration of Mr. Jeffries’ current agreement on February 1, 2014. The terms of Mr. Jeffries’ new employment agreement are included in a Form 8-K to be filed with the Securities and Exchange Commission today.

Craig Stapleton, Lead Independent Director of the Board, said, “Today’s announcement is the result of an extensive review by the Board and detailed discussion with shareholders over several months, and the specific terms of Mike’s new contract reflect direct feedback from those discussions. The new agreement employs a more simplified, performance-based compensation structure that is designed to align incentives closely with the success of the company and the interests of shareholders.”

Mr. Stapleton continued, “Mike is a visionary in this industry and has been responsible for reinventing, creating and evolving today’s Abercrombie & Fitch and Hollister brands. Under his direction, Abercrombie & Fitch has grown from just 36 domestic stores and $50 million in sales in 1992 to having a global presence and over $4 billion in sales today. Mike and his team have developed a long-term plan that builds upon past successes, while targeting the specific challenges that the company faces today. We believe he is the right person to embark on this plan, which we believe will deliver substantial and sustainable value.”

As a key element of the company’s strategy to build internal candidates for succession planning, Abercrombie & Fitch also announced today that it will be creating new leadership positions for its major brands in order to enhance the brands’ market presence. The company intends to recruit brand presidents to oversee the Abercrombie & Fitch and abercrombie kids brands, and the Hollister brand, respectively. The company has hired Herbert Mines Associates to assist in its search of external candidates to fill these leadership positions.

Mr. Stapleton said, “Abercrombie & Fitch has always been highly focused on recruiting and cultivating the best talent for the company's success, and we believe that these new senior additions to the management team will help the company achieve its potential. These new leadership positions will provide fresh perspectives on brand development as well as deepen our bench of talent at this critical time. The Board fully supports the long-term plan that Mike and the management team have developed and the value that this plan and the actions we are taking will deliver for shareholders.”

The company also announced that Leslee Herro will retire from her position as Executive Vice President of Merchandise Planning, Inventory Management and Brand Senses in the spring of 2014. Ms. Herro will remain with the company for a period in a non-named executive officer capacity providing advice and counsel to the company’s Leadership Team and completing certain special projects.

Commenting on Ms. Herro’s departure, Mr. Jeffries said, “Leslee has been an incredible partner to me for the past 22 years. Her deep insights in to the business, strong sense of culture, and constant good humor will be sorely missed by me and everyone else with whom she has worked. Abercrombie & Fitch will never be quite the same without Leslee, and she will always be part of the Abercrombie & Fitch family. We wish her all the best as she chooses to focus on her own family.”

Mr. Jeffries added, “I am honored to lead Abercrombie & Fitch forward, augment the best team in the industry, and capitalize on the value of our iconic brands. We are taking aggressive action to manage through the challenging teen retail environment by increasing our speed to market and enhancing our brand engagement. We are also focused on completing the restructuring of our cost base and ensuring we are properly organized to execute against our long-term plan. We are adapting to changing markets and consumer dynamics to drive top-line growth, and I am confident that we are taking the right steps to deliver value for shareholders. As ever, I am grateful to our team of dedicated and talented Abercrombie & Fitch associates and to the Board for their guidance and support.”

About Abercrombie & Fitch

Abercrombie & Fitch (NYSE: ANF) brings All-American style to customers around the world through timeless apparel and a youthful lifestyle. Founded in 1892 as Abercrombie Co., the company operates 1,063 stores across four unique lifestyle brands - Abercrombie & Fitch, abercrombie kids, Hollister Co., and Gilly Hicks. Based in New Albany, Ohio, Abercrombie & Fitch operates retail stores across the U.S. and 19 other countries, as well as four distinct ecommerce sites: www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Contacts:
Andy Brimmer / Andrew Siegel / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449